Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of August 11, 2020 (the “Effective Date”)is entered into by and among Volta Industries, Inc. (“Company”) and James DeGraw (“Executive”).

Recitals:

WHEREAS, Executive is employed as the General Counsel, Chief Administrative Officer and Secretary (GC) of the Company;

WHEREAS, the Board of Directors (the “Board”) expects that Executive will continue to make substantial contributions to the growth and prospects of Company;

WHEREAS, Executive is willing to enter into this Agreement in consideration of the benefits that Executive will receive under the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, the respective covenants and commitments of the parties hereto as set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Effectiveness; Term. Executive’s employment under this Agreement shall commence upon the Effective Date for an initial term of one year and will thereafter automatically renew for sequential one-year terms unless Executive or Company shall give the other written notice, at least 90 days prior to the expiration of the then-current term (the initial term together with any renewal terms, the “Term”), of its decision not to renew (a “Non-Renewal Termination”). In the Event of a Non-Renewal Termination by the Company, Executive may devote a reasonable amount of his time during such 90-day period to finding other employment while also reasonably cooperating in any transition of his duties to a successor. Notwithstanding the foregoing, subject to the provisions of Section 5 hereunder, Executive’s employment under this Agreement may be terminated by the Company (as defined below) or Executive at any time and for any reason, with or without Cause (as defined below), with or without prior notice.

2. Positions and Duties.

2.1	Position. Executive shall be employed by the Company as its General Counsel, Chief Administrative Officer and Secretary and shall report to the President of the Company (as applicable, the “Reporting Officer”).

2.2	Duties. Executive shall have the duties, authority and responsibility customary for the position of General Counsel and Chief Administrative Officers, including without limitation the authority to incur expenses and enter into contracts on behalf of the Company, and such other duties as shall be specified and designated from time to time in accordance with the directives of the Reporting Officer. Executive shall devote substantially all of Executive’s business time and effort to the performance of the duties assigned to Executive hereunder; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of Executive’s personal investments and businesses, pro bono and civic and charitable affairs, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. Executive agrees to refrain from engaging in any activity that does or could reasonably be expected to conflict with the best interests of Company.

3. Location of Employment. Executive’s principal place of employment shall be at the Company’s offices in San Francisco, but shall involve travel as necessary to perform Executive’s role for the Company.

4. Compensation, Benefits and Obligations.

4.1 Base Salary. During Executive’s employment, the Company shall pay Executive an initial base salary at the rate of $250,000.00 per annum (as in effect from time to time, the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s regular payroll practices and shall be subject to all applicable tax withholdings and deductions.

4.2 Annual Bonus. Executive will be eligible to earn a discretionary annual bonus equal to a percentage of Base Salary as set by the Board for each full calendar year of the Term (“Annual Bonus”), it being understood that payment of such bonus, or the amount if any of such bonus, shall not be guaranteed. As a condition to payment to Executive of any annual bonus Executive shall be required to remain employed by the Company through the end of the applicable calendar year for which the bonus is being paid. Any Annual Bonus to which Executive becomes entitled for a year shall be paid no later than March 15 of the calendar year immediately following the calendar year to which it relates.

4.3 Equity Grant.

●	Equity Grants. The Board has granted, and the Company may request in the future that the Board grant Executive options to purchase shares of the Company’s Class B Common Stock from time to time. Any equity grant will be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan or its successor (as amended, the “flan”), and the applicable equity grant agreement thereunder, other than as set forth herein. Achievement of the vesting conditions set forth herein shall at all times be determined by the Board in the exercise of its good faith discretion.

●	Equity Structure. Any equity grant shall be structured as a stock option with the right to exercise for a full ten (10) years from the date of grant, to be designated as a non-qualified option or an incentive stock options up to the limits allowed by law.

4.4 Benefits. During Executive’s employment and subject to any contribution therefor generally required under the terms of the applicable benefit plan, Executive shall be entitled to participate in any and all benefit plans from time to time in effect for the Company’s senior executives, but the Company shall not be required to establish any such plan. Participation in Company’s benefit plans and perquisite programs shall be subject in all cases to any requirements, conditions or limitations of such plans and programs as adopted or amended from time to time. The Company may alter, modify, expand or terminate its benefit plans and perquisite programs at any time as it, in its sole judgment, determines to be appropriate, without recourse by Executive.

4.5 Vacation. During Executive’s employment, Executive will not earn or accrue vacation but will be permitted to take time off as needed, subject to the requirements of Executive’s position.

4.6 Business Expenses. During Executive’s employment, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses actually incurred and paid by Executive during Executive’s employment for travel, lodging, meals, entertainment, and similar items that are incurred in connection with the performance of Executive’s services under this Agreement and are consistent with such guidelines applicable to senior executives as the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to Executive only upon the presentation to the Company of appropriate vouchers or receipts required in the then current expense reimbursement platform adopted by the Company (“Expense Report”) and reimbursed according to then current practice, but in any case not later than the last day of the calendar quarter following the calendar quarter in which the expense was incurred.

4.7 Anti-Harassment Provision. Executive agrees to promptly reimburse the Company for (and also agrees that the Company may offset against, and deduct from, any amounts otherwise owed to Executive under this Agreement) any and all reasonable costs, expenses and liabilities paid or incurred by or on behalf of the Company or its affiliates as a result of either (a) a direct claim or allegation that Executive engaged in unlawful harassment (sexual or otherwise) made against Executive that is supported by sufficient evidence and substantiated either through an independent investigation, court of competent jurisdiction or government agency; or (b) a claim or allegation of sexual harassment made against Executive, whether or not substantiated or meritorious, if Executive has at any time entered into or solicited a romantic relationship with the person making the claim or allegation. The obligation set forth in this Section 4.7 shall apply to, among other things, the costs of any settlement or other resolution of any such claim or allegation, whether or not Executive has agreed to the settlement or resolution.

5. Termination of Employment.

5.1 Executive’s employment hereunder may be terminated as follows:

●	Death or Disability. Executive’s employment shall terminate immediately upon the death of Executive, or, subject to applicable law, at the option of the Company, as a result of Executive’s Disability, upon written notice from the Company. For purposes of this Agreement, “Disability” means Executive’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively Executive’s duties and obligations to the Company or any of its affiliates or to participate effectively and actively in Executive’s position or relationship with the Company or any of its affiliates for a period of at least 75 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any consecutive 180-day period, as determined by the Company, unless a longer period of leave is required by applicable law. During any short-term disability leave, Executive shall be eligible to receive short-term disability benefits pursuant to the terms of the Company’s applicable short-term disability policy then in effect. Executive shall cooperate in all reasonable respects with the Company if a question arises as to whether Executive has become disabled pursuant to the definition of “Disability” set forth herein (including, without limitation, submitting to a reasonable examination by one or more medical doctors or other healthcare specialists selected by the Company and authorizing such medical doctors and such other health care specialists to discuss Executive’s condition with the Company).

●	Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment for Cause immediately upon delivery of notice of such termination. For purposes of this Agreement, “Cause” means that Executive (a) is convicted of or indicted for, or pleads guilty or no contest to, a felony or crime involving moral turpitude; (b) commits any act of fraud, misappropriation of funds, or embezzlement; (c) engages in illegal use of controlled substances that materially interferes with Executive’s performance of Executive’s duties to the Company; (d) commits willful and dishonest misconduct in the performance of the duties to the Company; (e) breaches any material provision of this Agreement or breaches any material provision of the Volta Industries, Inc. Confidential Information and Invention Agreement (“Confidentiality Agreement”); (f) fails to follow any reasonable written directive of the Board; or (g) engages in any conduct tending to bring Executive or the Company into disrepute, including without limitation any conduct giving rise to any claim or allegation of harassment (sexual or otherwise) as described in subparts (a) or (b) of Section 4.7 above (in any such case, after notice to Executive of the same with a 30-day opportunity to cure with respect to matters that, by their nature, are capable of being cured). With respect to clause (e) of this Section, if Executive does not remedy or cure a Cause event within the applicable cure period (if any), Executive’s termination for Cause shall be effective on the day immediately following such cure period (if any).

●	Termination by the Company Without Cause, or for Death or Disability. The Company shall have the right to terminate Executive’s employment without Cause, or for death or Disability immediately upon delivery of notice of such termination, subject to fulfillment of any Severance obligations of the Company accruing in connection therewith.

●	Resignation By Executive For Good Reason or Without Good Reason. The Term and Executive’s employment hereunder may be terminated by Executive for “Good Reason” or without “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean (a) a material reduction of Executive’s then current Base Salary; (b) a material reduction in Executive’s authority or responsibilities from those described in Section 2; (c) a material change in the geographic location at which Executive must perform services for the Company, which shall be defined as the relocation of Executive’s principal place of employment to a location more than 100 miles from Executive’s principal place of employment on the Effective Date (it being understood that Executive shall be regularly required to travel for business reasons as shall be reasonably requested by the Reporting Officer); (d) a change in Executive’s reporting relationship, such that Executive no longer reports to the Company’s Chief Executive Officer, President or Board; or (e) any other action by the Company that constitutes a material breach of this Agreement; provided that an event described in clauses (a), (b), (c), (d), or (e) of this Section shall constitute “Good Reason” only if (1) the event occurs without the Executive’s consent, (2) Executive provides written notice to the Company within sixty (60) days of the initial occurrence of the purported Good Reason event, which notice shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred, (3) the Company fails to cure the purported Good Reason event within thirty (30) days after its receipt of Executive’s written notice (the “Cure Period”), and (4) Executive actually terminates employment within thirty (30) days after the expiration of the Cure Period. If Executive decides at any time to terminate employment without Good Reason, which includes a Non-Renewal Termination, Executive shall do so by giving written notice to the Company, and the effective date of any such termination shall be two (2) weeks after the date of such notice, unless the parties mutually agree in writing to a different effective date.

5.2 Rights of Executive Upon Termination or Change of Control.

●	Accrued Rights Upon Any Termination. In the event that Executive’s employment terminates for any reason, Executive shall be entitled to receive (A)(i) the Base Salary, and (ii) other benefits, in each case, that have been earned and accrued under this Agreement prior to the effective date of termination of employment and (B) reimbursement under this Agreement for expenses incurred prior to such date and timely reported thereafter (collectively, the “Accrued Rights”), payable as required by applicable law, and, except as set forth in Section 5.2.2 below, Executive shall have no further rights to any other compensation or benefits hereunder on or after the effective date of termination of employment.

●	Severance Upon Change of Control, Termination Without Cause or due to Death or Disability, a Non-Renewal Termination Effected By Company, a Resignation By Executive for Good Reason.

5.2..1	Change of Control. In the event the Company consummates a Change of Control (as defined below) during the Term, Executive shall be entitled to receive, in addition to the Accrued Rights, acceleration of all outstanding then-unvested equity grants.

5.2..2	Termination. In the event that, during the Term, the Company terminates Executive’s employment without Cause, by a Non-Renewal Termination or for death or Disability, or Executive resigns for Good Reason, Executive shall be entitled to receive, in addition to the Accrued Rights, and subject to Executive’s execution and delivery to the Company, within sixty (60) days following the effective date of the termination, of an effective and irrevocable general release of claims substantially in the form attached hereto as Exhibit A, the following severance payments and benefits (collectively, “Severance”): (i) continued payment of Executive’s Base Salary (at the rate in effect immediately prior to the effective date of the termination or, if Executive’s resignation is for Good Reason as defined in clause (a) of the second sentence of Section 5.1.4, as in effect immediately prior to such reduction) for six months following the effective date of the termination or, in the case of a Non-Renewal Termination by Company, following the written notice delivered by Company pursuant to Section 1, (ii) acceleration of all outstanding then-unvested equity grants; (iii) any unpaid Annual Bonus for any year of the Term completed prior to the effective date of the termination, such Annual Bonus to be payable as a cash lump sum at the same time that Annual Bonuses in respect of such year are paid to other senior executives of the Company, and (iv) if Executive timely and properly elects to continue coverage under the Company’s group health plan pursuant to Section 4980B(f) (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”), for Executive and Executive’s eligible spouse and dependents, the Company will reimburse Executive for (or will pay directly, in the discretion of the Company) any portion of the premium charged for such coverage that exceeds the amount paid for similar coverage by active employees for a period of twelve (12) months following the termination date or until Executive or his or her eligible spouse or dependents, as applicable, are no longer entitled to COBRA continuation coverage under the Company’s group health plan, whichever period is shorter; provided, however, that any Severance payable under clauses (i), (ii), or (iii) or any payment or reimbursement under clause (iv) that would otherwise be paid on or prior to the 60th day following the effective date of the termination shall be withheld and shall instead be paid in a lump sum on the first regular payroll date of the Company following such 60th day, with the remainder of the Severance payable under clause (i) and any payment or reimbursement of premiums under clause (iv) paid on the Company’s regular payroll schedule.

For purposes of this Agreement, “Change of Control” means the consummation of the first to occur of: (a) a sale of the common stock or other securities of the Company following which the shareholders immediately prior to such sale own, directly or indirectly, 50% or less of the combined voting power of the outstanding voting securities of the Company; (b) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; or (c) a plan of reorganization, recapitalization, merger or consolidation for financial consideration involving the Company (a “Reorganization Transaction”), except for a transaction following which the shareholders immediately prior to such Reorganization Transaction own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company or any successor thereto or the person resulting from such Reorganization Transaction. Notwithstanding the forgoing, a Change of Control shall not include any transaction (for or without financial consideration) from one shareholder to another shareholder or transfers by a shareholder to a family member, trust for the benefit of a shareholder or family member or an entity owned or controlled by the shareholder, the shareholder’s family members or such a family member’s(s’) trust.

5.3 Cooperation. From and after Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided, that the Company shall, (i) subject to applicable law, compensate Executive at a reasonable rate for time spent providing such reasonable cooperation and (ii) reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company); provided, further, that such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

6. Miscellaneous.

6.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, emailed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, emailed or sent by facsimile transmission or, if mailed, on date of delivery as follows:

(a) If to the Company, to:

155 De Haro St.,

San Francisco, CA 94103

Attention: President

(b) If to Executive, at Executive’s last residence shown on the records of the Company.

6.2 Entire Agreement. This Agreement and the Confidentiality Agreement collectively contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, with respect to only that subject matter.

6.3 No Third-Party Beneficiaries; Waivers and Amendments. No provision of this Agreement may be modified, waived, discharged or amended unless such modification, waiver, discharge or amendment is agreed to in writing and signed by the party against whom such modification, waiver, discharge or amendment is asserted. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as expressly set forth herein, this Agreement is not intended to, and shall not, convey any rights on or inure to the benefit of any person or entity other than the parties hereto.

6.4 Governing Law.

●	This Agreement shall be governed by and construed in accordance with the Laws of the State of California without regard to any principles of conflicts of law. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) or arising out of or related to Executive’s employment or termination of employment shall be brought exclusively in a court of the United States or any state court of competent jurisdiction, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

●	Each party in any dispute, legal action, suit or proceeding arising under this Agreement shall be responsible for bearing its own expenses, attorneys’ fees and other costs in such dispute, legal action, suit or proceeding.

6.5 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive; any purported assignment by Executive in violation hereof shall be null and void. Company may assign this Agreement to any Affiliate, and in the event of any sale, transfer or other disposition of all or substantially all of Company’s assets or business, whether by merger, consolidation or otherwise, Company may assign this Agreement and its rights and obligations hereunder. Executive acknowledges and agrees that all Executive’s covenants and obligations to Company, as well as the rights of Company and the Company, under this Agreement shall run in favor of and will be enforceable by Company and its subsidiaries and successors and permitted assigns.

6.6 Withholding. The Company shall be entitled to withhold from any payments or deemed payments hereunder any amount of tax withholding it determines to be required by law.

6.7 Survival. The rights and obligations of the Company, the Company and Executive under the provisions of this Agreement, including without limitation Sections 5, 6 and 7, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with Company, to the extent necessary to preserve the intended benefits of such provisions.

6.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.9 No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

6.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.11 Existing Agreements. Executive represents that Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding that might prohibit Executive from executing this Agreement or limit Executive’s ability to fulfill all responsibilities hereunder.

6.12 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.13 Section 409A. Although the Company does not guaranty the tax treatment of any payments or benefits under this Agreement, the parties hereto intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 5.2 hereof, be exempt from the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its affiliates be liable to Executive or any other person for any additional tax, interest or penalty that may be imposed on Executive or any other person under, or as a result of, Section 409A or for any damages incurred by Executive or any other person as a result of this Agreement’s (or the payments’ or benefits’ provided hereunder) failure to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary (other than the proviso in the immediately preceding sentence):

●	In light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A; provided, however, that the Company shall be under no obligation to make any such amendments.

●	With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (b) such reimbursements will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

●	For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate and distinct payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of Company (as applicable).

●	If, at the time of Executive’s separation from service (as defined in Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six-month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

●	Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the effective date of the termination for purposes of any such payment or benefits.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VOLTA INDUSTRIES, INC.

By:	/s/ Christopher Wendel
Christopher Wendel
President

EXECUTIVE

/s/ James DeGraw
James DeGraw

Exhibit A

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is by and between Volta Industries, Inc., a Delaware corporation (the “Company”), and ________ (the “Employee”) effective as of          .

For good, valuable and sufficient consideration, including but not limited to the mutual promises described below, Employee agrees as follows:

1.	Separation. I have been employed by the Company as ________. I understand that effective as of the close of business on ________, my employment with the Company will terminate. I acknowledge this date will be considered my “Termination Date” for purposes of all benefits and equity plan purposes and will be my last day of work with the Company.

2.	Severance Pay. I understand that, as provided in Section 5.2.2.2 of my Employment Agreement, if I sign this Agreement, (i) I will receive Severance in the total amount of $__________ and [(ii) the Company will pay my COBRA (as defined below) costs for health benefits through ]. [Delete COBRA provision if not applicable]. Payments will be less any applicable withholdings and payable in the ordinary course of the Company’s business as if I were still performing all of my job duties for the Company.

3.	Consideration. The Company is not obligated to continue to employ me or pay me any additional money, compensation, or benefits as of my Termination Date. I acknowledge that, at all times, , in this Agreement, I am receiving more money, compensation, and benefits than I would otherwise be entitled to receive from the Company. I further agree that the above-referenced consideration is sufficient consideration for my exchanges herein.

4.	Termination of Benefits. Effective with the close of business on my Termination Date, other than as provided in Section 5.2.2.2 of my Employment Agreement, my participation in and entitlement to all health benefits, fringe benefits or employee benefit plans or programs (such as paid holidays, paid vacations, accident insurance, salary continuation, life insurance, accidental death and dismemberment insurance, travel and accident insurance, retirement, equity or profit interests in the Company, etc.) will cease. Other than as provided in Section 5.2.2.2 of my Employment Agreement, should I wish to continue health benefits coverage through Company’s group insurance plans beyond my separation, I will be responsible for paying the premium in full each month. I understand I will receive a separate notice explaining my right to continuation and conversion of my health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or any applicable state law.

5.	Stock Options. I acknowledge that I was granted options to purchase ____ shares of the Company’s common stock pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”), as follows: (i) an option to purchase _____shares of the Company’s common stock on _____ (the “____ Grant”), [List all]. I acknowledge that, as of my Termination Date, I have vested in the portion of my____ Grant to purchase ____ shares of the Company’s common stock, [List totals vested in all] and have vested in no portion of my ___ Grant. Under the terms of the Plan and the applicable grant documentation and pursuant to Section 5.2.2.2 of my Employment Agreement, vesting will accelerate on my execution and delivery of this Agreement.

6.	Claims Released. I hereby release the Company, its affiliates and any of the Company or any its affiliates present, former, and future owners, members, directors, officers, shareholders, employees, agents, servants, representatives, attorneys, predecessors, successors, and assigns, from all claims of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: (a) claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment; (b) claims that the Company has agreed to offer me profit interests, equity or other ownership interest in the Company; (c) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits, including Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act of 1990 as amended, the Age Discrimination in Employment Act, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 as amended, the Family and Medical Leave Act, or under any other employment or antidiscrimination laws, including those in the State of California, [Add other applicable state laws.] including, for example, the Fair Employment and Housing Act (“FEHA”), Cal Gov’t. Code § 12920, § 12940 et seq., the California Family Rights Act, the California Labor Code (including wage and commission claims), any state or federal laws providing “whistleblower” protection, and any other law relating to employment matters, including claims for breach of express or implied contract, breach of the covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, wrongful or unlawful discharge, defamation, or any other tort, common law or statutory claim relating to my employment relationship with the Company, and for attorneys’ fees.

This Agreement applies both to claims which are now known or are later discovered. However, this Agreement does not apply to any claims that may arise after the date I execute the Agreement. Nor does this Agreement apply to any claims which may not be released under applicable law. Nothing in this Agreement will be construed to impede or impair my right to communicate with government agencies regarding matters that are within the jurisdiction of those agencies, although this exception does not limit the scope of the waiver and release in Paragraphs 7-9 herein, and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any excepted charge, with regard to any claim released herein.

I acknowledge that I have been advised of Section 1542 of the Civil Code of California, which states substantially as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known to him or her must have materially affected his or her settlement with the debtor or released party.” I hereby waive any right or benefit which I have or may have under Section 1542 of the Civil Code of California, or any similar provision of any other applicable state law, to the full extent that I may lawfully waive such rights and benefits, and understand that my release in this Agreement applies to claims known and unknown.

I UNDERSTAND AND ACKNOWLEDGE THAT: (1) THIS IS A LEGALLY BINDING AGREEMENT; (2) BY SIGNING THIS AGREEMENT I AM BARRED FROM INSTITUTING A LAWSUIT FOR THE CAUSES OF ACTION SET FORTH ABOVE; (3) I WAS INFORMED OF MY RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT; (4) I AM SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

7.	The Terms “Claims” and “Release” are Construed Broadly. As used in this Agreement, the term “claims” will be construed broadly and will be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character. Similarly, the term “release” will be construed broadly and will be read to include, for example, the terms “discharge” and “waive.”

8.	[OWBPA Waiver. This Agreement contains a release of claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. (“ADEA”). I understand that the following provisions are provided, pursuant to the Older Workers’ Benefit Protection Act, to advise me that: (a) I am waiving claims under the ADEA in exchange for the payments set forth in Paragraph 2 and acceleration of vesting of stock options set forth in Paragraph 5 above; (b) my waiver does not apply to rights or claims that arise after the date I execute this Agreement; (c) I am advised to consult with an attorney before signing this Agreement; (d) I have a period of twenty-one (21) days after the date I receive this Agreement within which to review and consider this Agreement before signing it, although I need not wait for the 21-day period to expire before executing this Agreement; (e) I may revoke this Agreement in writing by delivering a written notice of revocation to Legal, at 155 De Haro Street, San Francisco, California 94103, at any time within seven (7) calendar days after signing of this agreement (in lieu of delivery by hand or by mail within seven (7) days, the notice of revocation may be e-mailed to **************************** with a hard copy being sent simultaneously by mail); and (f) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is executed by me (the “Effective Date”). I understand the notice of revocation must be received prior to the expiration of the 7-day revocation period. ] [Delete if not applicable]

9.	My Acknowledgments and Affirmations. I acknowledge and agree that (i) I have been paid for all time worked and commissions earned, have received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim; (ii) I have been given sufficient time to consider this Agreement and to consult an attorney or advisor of my choosing; and (iii) I am knowingly and voluntarily executing this Agreement waiving and releasing any claims I may have as of the date I execute it. I affirm that I have not filed or caused to be filed, and are not presently a party to, a claim against any of the Company. I further acknowledge that, except as expressly set forth above, I have not earned and will not receive any compensation, including without limitation, salary, bonus, commissions, or severance or any benefits before or after the Termination Date, with the exception of any vested right my may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

10.	Agreement Binding on Employee and Related Parties. This Agreement will be binding upon me and my spouse, agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

11.	Suit in Violation of this Agreement—Loss of Benefits and Payment of Costs. If I bring an action against the Company in violation of this Agreement or if I bring an action asking that the Agreement be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to the Company all payments which I have received as consideration for this Agreement and that all remaining payments and benefits to be provided to me as consideration for this Agreement will permanently cease as of the date such action is initiated. If any action is brought by either party to enforce the terms of this Agreement, the unsuccessful party agrees to pay all costs, expenses and reasonable attorneys’ fees incurred by the successful party in its successful prosecution or defense of the action brought.

12.	No Reapplication. I agree not to reapply for employment with, otherwise work for, or provide services to the Company directly or indirectly through another entity.

13.	Return of Company Property. On or before the close of business on my Termination Date, I will return to the Company all items of the Company’s property, including, but not limited to: credit cards, desk or office keys, identification cards, calculators, computer passwords, computer diskettes, computer programs, any and all originals or copies of any Company documents and files (including but not limited to customer lists and information, pricing lists and information, financial documents, audit records, account information, Company emails, trade secrets, and any materials of any kind which contain or embody any confidential and proprietary information, etc.), including all copies of these items.

14.	All Representations in Documents. In entering into this Agreement, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Agreement. This Agreement sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. However, this Agreement does not supersede my obligations and the Company’s rights described below in Paragraphs 19-20 or under any agreements that are demonstrably independent of this Agreement, such as any confidentiality, non-disclosure, non-competition, non-solicitation, trade secret, and/or assignment of inventions and other intellectual property provisions to which my employment was subject, all of which will remain in effect and are enforceable according to their terms.

15.	Partial Invalidity of Agreement. If any part of this Agreement is held to be unenforceable, invalid, or void, then the balance of this Agreement will nonetheless remain in full force and effect to the extent permitted by law.

16.	Headings. The headings and subheadings in this Agreement are inserted for convenience and reference only and are not to be used in construing the Agreement.

17.	Applicable Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in any state or federal court of competent jurisdiction for any lawsuit arising from or related to this Agreement.

18.	Voluntary Agreement. I have entered into this Agreement knowingly and voluntarily and understand that its terms are binding on me.

19.	Confidentiality. I agree that I will not divulge proprietary or confidential information relating to the Company. I agree that the existence and terms of this Agreement have been and will be kept confidential by me and not disclosed, revealed or characterized by me (directly or indirectly by innuendo or otherwise), except as required by law, to anyone other than my immediate family and my attorney and tax advisor, who must also agree similarly not to make any further disclosure. Notwithstanding the foregoing, nothing in this Agreement shall limit my right to discuss my employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

20.	Non-Disparagement. I will not say anything detrimental about or do anything detrimental to the products, processes and services of the Company, or to the products, processes and services of any parent, subsidiary, or affiliate of the Company, or any business entity related to the Company; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process.

21.	No Tax Advice. I understand and agree that Company is neither providing tax nor legal advice, nor is Company making representations regarding tax obligations or consequences, if any, related to this Agreement. I further agree that I will assume any such tax obligations or consequences that may arise from this Agreement, and that I shall not seek any indemnification from Company in this regard.

22.	Admissibility. Neither this Agreement nor the offer of this Agreement will be considered any indication or admission of wrongdoing by the Company; it is offered in accordance with the policies underlying Federal Rules of Evidence, Rule 408, and the comparable rules under applicable state or local Rules of Evidence, and will not be admissible in any proceeding except a proceeding to enforce or challenge its terms.

Employee:	Company:

[INSERT NAME]	VOLTA INDUSTRIES, INC.

/s/	By
Its
Date:	Date

The parties each acknowledge that they have read this Agreement and understand and voluntarily agree to its terms.